Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-141810), on Form S-4 (No. 333-139221) and on Form S-3 (No. 333-115148, 333-66088, 333-47532, 333-31394 and 333-32036) of Dynegy Inc. of our report dated February 27, 2007, except for the effects of discontinued operations described in Note 4, as to which the date is May 14, 2007 for Calcasieu and February 28, 2008 for CoGen Lyondell, relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

February 28, 2008